Exhibit 10.10

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into effective as of [Date], by and between DEAN FOODS COMPANY, a Delaware corporation (together with its subsidiaries, the “Company”), and «Executive» (the “Executive”).

RECITALS

A. The Board of Directors of the Company (the “Board”) has determined that the interests of the Company would be advanced by providing the key executives of the Company with certain benefits in the event of the termination of employment of any such executive in connection with or following a Change in Control (as hereafter defined).

B. The Board believes that such benefits enable the Company to continue to attract and retain competent and qualified executives, assure continuity and cooperation of management and encourage such executives to diligently perform their duties without personal financial concerns, thereby enhancing shareholder value and ensuring a smooth transition.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Affiliate” means any entity controlled by, controlling or under common control with, a person or entity.

“Annual Pay” means the sum of (i) an amount equal to the annual base salary rate payable to the Executive by the Company at the time of termination of his or her employment plus (ii) an amount equal to the target bonus established for the Executive for the Company’s fiscal year in which his or her termination of employment occurs, but in either case, without giving effect to any reduction therein occurring following a Change in Control.

“Board” means the board of directors of the Company.

“Cause” means the Executive’s (i) willful and intentional material breach of this Agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive’s duties, which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board or the Chairman of the Board provides to the Executive (a) written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes “Cause” and (b) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as “willful” or “intentional” if the Executive reasonably believed such acts or omissions were in the best interests of the Company.

“Change in Control” means (1) any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company’s area of business, including without limitation trade secrets, methods or practices developed by the Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of “Confidential Information.”

“Good Reason” means any of the following events occurring, without the Executive’s prior written consent specifically referring to this Agreement, prior to the first anniversary of a Change in Control:

(1) (A) Any material reduction in the amount of the Executive’s Annual Pay, (B) any material reduction in the amount of Executive’s other incentive compensation opportunities, or (C) any significant reduction in the aggregate value of the Executive’s benefits as in effect from time to time (unless in the case of either B or C, such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its Affiliates);

(2)(A) the removal of the Executive from the Executive’s position of the ultimate parent of the business of the Company or (B) any other significant reduction in the nature or status of the Executive’s duties or responsibilities;

(3) transfer of the Executive’s principal place of employment to a metropolitan area other than that of the Executive’s place of employment immediately prior to the Change in Control; or

(4) failure by the Company to obtain the assumption agreement referred to in Section 7 of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.

In order for a termination by the Executive to constitute a termination for Good Reason, (i) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of the notice and (iii) the Executive must actually terminate employment on or before the 13th month anniversary of the Change in Control.

“Termination Pay” means a payment made by the Company to the Executive pursuant to Section 2(a) (ii) or Section 2(b) hereof.

2. Benefits.

(a) Involuntary or Constructive Termination. In the event that the Executive’s employment with the Company or its successor is terminated (x) by the Company or its successor without Cause within 13 months following a Change in Control or (y) by the Executive for Good Reason, the Executive shall be entitled to the following payments and other benefits:

(i) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s accrued and unpaid salary as of his or her date of termination of employment, plus (B) his or her accrued and unpaid bonus, if any, for the Company’s prior fiscal year, plus (C) an amount equal to the greater of the following, paid on a pro rata basis for the portion of the year between January 1 and the date of the Executive’s termination of employment: (x) Executive’s target bonus for the year of termination, or (y) the actual bonus to which the Executive would be entitled in the year of termination, if calculable at the date of termination, plus (D) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by the Executive (in accordance with Company policy) in connection with the business of the Company prior to termination and since the beginning of the calendar year prior to the date of termination. This amount shall be paid within five (5) business days of the date of the Executive’s termination of employment.

(ii) The Company shall pay to the Executive a cash payment in an amount equal to three (3) times the Executive’s Annual Pay. This amount shall be paid by the Company in accordance with Section 2(e) hereof.

(iii) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s unvested account balance under the Company’s 401(k) plan, if any, and (B) three (3) times the amount of the aggregate matching contributions payable in respect of Executive’s contributions into the Executive’s 401(k) account for the last completed calendar year (which, for this purpose, shall be annualized if the Executive was not eligible to participate in such 401(k) plan for the entire calendar year). This amount shall be paid within 60 days after the date of the Executive’s termination of employment.

(iv) The Executive and his or her eligible dependents shall be entitled for a period of two (2) years following his or her date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under the Company’s group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after the Executive becomes covered under another employer’s plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay the Executive an amount equal to the cost to the Company of providing such coverage within 60 days after the date of the Executive’s termination of employment. To the extent that Company’s group health or dental benefits are self-insured, then in addition to any other limitation provided here, the period of coverage provided by this Section 2(a) (iv) under the self-insured health or dental plan shall not exceed the period of time during which the Executive would be entitled to receive continuation coverage under a group health plan under section 4980B (COBRA) if the Executive had elected such coverage and paid such premiums. To the extent that the immediately preceding sentence applies, the Company shall pay the Executive an amount equal to the cost of such COBRA coverage for a period equal to the excess of (i) 24 months minus (ii) the number of months of COBRA coverage initially available to the Executive, as determined in good faith by the Company, with such payment to be made within 60 days after the date of the Executive’s termination of employment.

(v) The Company shall pay all costs and expenses, up to a maximum of $50,000, related to outplacement services for the Executive, the provider of which shall be selected by the Executive in his or her sole discretion. This amount shall be paid directly to the provider of such services but only with respect to services rendered prior to the last day of the second calendar year following the calendar year in which the Executive’s termination date occurs. The Company shall pay such expenses within 90 days of the date of receipt of an invoice for such services, but in no event later than the end of the third calendar year following the calendar year in which the Executive’s termination date occurs.

(b) Voluntary Termination. If, at any time during the 30-day period (the “Window Period”) beginning on the first anniversary of the Change in Control (e.g., if a Change in Control occurs January 31, 2012, the period beginning February 1, 2013 and ending March 2, 2013; if it occurs February 17, 2012, the period beginning February 18, 2013 and ending March 20, 2013), the Executive terminates his or her employment with the Company for any reason, the Executive shall be entitled to receive the same payments and benefits as set forth in Sections 2(a)(i) through 2(a)(v) hereof, at the time specified therein. For the avoidance of doubt, should the Executive voluntarily terminate employment other than for Good Reason prior to the first anniversary of the Change in Control, the Executive shall not have any right to receive any of the benefits or payments set forth in Section 2(a)(i) through Section 2(a)(v) hereof. The Executive may provide notice of a voluntary termination of employment with effectiveness during the Window Period at any time prior to the end of the Window Period, including prior to the commencement of the Window Period.

(c) Accelerated Vesting. All of the Executive’s unvested awards under the Company’s stock award plans shall automatically and immediately vest in full upon the occurrence of a Change in Control.

(d) No Duplication; Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its Affiliates. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. If Executive is entitled to any severance or termination payments (but excluding retirement and similar benefits) under any employment or other agreement (other than any stock award or stock option agreements) with the Company or any of its Affiliates, the severance compensation payable under any such plan, program, arrangement or agreement shall be deemed to satisfy, to the extent of such payment, the obligations to the Executive in respect of Termination Pay. Except as set forth in the immediately preceding sentence, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Executive and his or her dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Subject to subparagraph 1(c) of the definition of Good Reason, nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its Affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its Affiliates.

(e) Mutual Release. Termination Pay shall be conditioned upon the execution by the Executive within 60 (sixty) days after the Executive’s termination of employment of a valid release prepared by the Company pursuant to which the Executive shall release the Company, to the maximum extent permitted by law, from any and all claims the Executive may have against the Company that relate to or arise out of the employment or termination of employment of the Executive, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a “Release”). The full amount of Termination Pay shall be paid in a lump sum in cash to the Executive within ten (10) days following receipt by the Company of a properly executed Release (which, if revocable, has not been revoked) by the Executive. In addition, if the Executive shall timely deliver (and shall not have revoked) the Release, the Company shall simultaneously with the payment of Termination Pay execute a release of all claims it may have against the Executive arising out of the Executive’s employment, other than claims arising under this Agreement or otherwise relating to covenants and obligations of the Executive intended to continue following the Executive’s termination of employment.

3. Excise Taxes. Notwithstanding anything to the contrary contained in this Agreement, if the Company reasonably determines that the termination benefits payable to the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive would constitute a “parachute payment” within the meaning of Section 280G of the Code and subject the Executive to an excise tax under Section 4999 of the Code, then the amount of the termination benefits payable hereunder shall be limited such that the Executive’s net payment received on an after-tax basis is $1 less than the amount at which the payment would be subject to the excise tax under Section 4999 of the Code. Any reduction in the amount of the termination benefits payable hereunder shall be debited, in order, from the amounts payable under Section 2(a)(ii), then 2(a)(iii) and then 2(a)(iv).

4. Certain Covenants by the Executive.

(a) Delivery of Confidential Information to Executive. Executive acknowledges that (i) the Company is engaged in a continuous program of research, development and production respecting its business (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of Executive’s employment with the Company and its Subsidiaries as the “Company Business”); (ii) Executive’s work for and position with the Company and/or one of its Subsidiaries has allowed Executive, and will continue to allow Executive, access to trade secrets of, and Confidential Information concerning, the Company; and (iii) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and its Subsidiaries have expended significant resources to develop. Each of the parties hereby agrees and acknowledges that, on or following the date hereof, the Company has provided, or will provide, and the Executive has received, or will receive, one or more of the following: authorization to (x) access Confidential Information through a new computer password or by other means, (y) represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies or (z) access to participate in certain restricted access meetings, conferences or training relating to Executive’s position with the Company. Executive understands and agrees that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.

(b) Covenant Not to Compete or Solicit. In consideration of the payments made to the Executive pursuant to this Agreement and in consideration of the delivery of Confidential Information by the Company as described and in this Section 4, the Executive hereby agrees that, during the term of his or her employment with the Company or any of its Affiliates and for a period of two years thereafter, he or she will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Affiliates:

(i) Become associated with (as defined below) any company or business (other than the Company or any Affiliate of the Company) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in any geographical area in which the Company or any of its Affiliates operates;

(ii) Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Affiliates, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any of its Affiliates; or

(iii) Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any of its Affiliates to leave his or her employment with the Company or any of its Affiliates, or employ or offer to employ any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of 60 days thereafter.

For purposes of this Agreement, the following terms shall have the meanings indicated:

“associated with” means to become involved or act as an owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent.

“Customer” means all persons or entities who purchased any Relevant Product from the Company or any of its Affiliates during the term of the Executive’s employment with the Company or any such Affiliate.

“Relevant Product(s)” means (i) milk and milk-based beverages, (ii) creams and creamers, (iii) ice cream and ice cream novelties, (iv) ice cream mix, and (v) cultured dairy products.

Notwithstanding the foregoing, the Executive is not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. The provisions of this Section 4(a) are not intended to override, supercede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between the Executive and the Company or any of its Affiliates. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. The Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement.

(c) Protection of Confidential Information. The Executive agrees that he or she will not at any time during or following his or her employment by the Company, without the Company’s prior written consent, divulge any Confidential Information to any other person or entity or use any Confidential Information for his or her own benefit. Upon termination of employment, for any reason whatsoever, regardless of whether either party may be at fault, the Executive will return to the Company all physical Confidential Information in the Executive’s possession.

(d) Nondisclosure of Agreement. The Executive agrees, at all times during his or her employment by the Company, not to disclose or discuss in any manner (whether to individuals inside or outside the Company), the existence or terms of, this Agreement without the prior written consent of the Company, except to the extent required by law.

(e) Nondisparagement. The Executive and the Company agree that, for so long as the Executive remains employed by the Company, and for a period of two years following the termination of the Executive’s employment, neither the Executive nor the Company will make or authorize any public statement, whether orally or in writing, that disparages the other party hereto with respect to such other party’s business interests or practices; provided, that neither party shall be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto.

(f) Extent of Restrictions. The Executive acknowledges that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

5. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

6. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

8. Entire Agreement. By executing this Agreement, the Executive agrees that any and all agreements executed between the Company (or any subsidiary of the Company or any predecessor of the Company or any subsidiary of the Company) and the Executive prior to the date hereof regarding benefits resulting from a Change in Control are hereby nullified and cancelled in their entirety, and this Agreement shall substitute for and fully replace any such prior agreements. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive.

9. Termination of Employment. For all purposes under this Agreement, the Executive shall not have a “termination of employment” (and corollary terms) from the Company unless and until the Executive has a “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied in accordance with such rules as shall be established by the Company) from time to time by the Company.

10. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

To the Executive:

«Executive»

«Address1»

«Address2»

To the Company:

DEAN FOODS COMPANY

2711 N. Haskell Ave., Suite 3400

Dallas, TX 75204

Attn.: General Counsel

Tel.: 214-303-3400

Fax: 214-303-3499

11. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

DEAN FOODS COMPANY

Name: Thomas Zanetich Title: Executive Vice President, Human Resources

«Executive»

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